Ardent Mines Announces the Signing of a Memorandum of Understanding to Purchase Gold Reserves in Brazil

Oct. 21, 2010 (PR Newswire) --

NEW YORK -- Ardent Mines Limited ("Ardent" – OTC Bulletin Board: ADNT) has announced the signing of a Memorandum of Understanding ("MOU") with the owners of Rio Sao Pedro Mineracao, Ltd.  ("RSPM"), a Brazilian entity that owns land suitable for potential gold mining located 8 miles from Paracatu, Brazil, and approximately 180 miles from the capital city of Brasilia.

"The property, known as the Fazenda Lavras, is near the highly successful operation of Kinross Gold in Paracatu, which has become the largest producing mine in Brazil," noted Leonardo Riera, Ardent's Chief Executive Officer.

Preliminary evaluations conducted by independent geologists indicate reserves of approximately 5,700,000 ounces of gold in the property, consisting of approximately 400 Acres.  In addition, RSPM controls the mineral rights on more than 1,000 acres of adjacent properties.  This estimation was made on the basis of analysis to a depth of just 40 meters. In comparative terms, the neighboring Kinross operation is continuing to produce at 80 meters. "The geologists reports indicate that the two properties have similar geological formations, so we are very excited about the potential of this acquisition, which we have named Vale du Ouro (Gold Valley)," said Mr. Riera.

Pursuant to the MOU, Ardent expects to acquire 100% of the shares of RSPM - to include the property and all its mineral rights - by means of a share exchange.  In consideration for the acquisition of RSPM, Ardent will issue 14,957,650 shares of Ardent common stock.  Such shares shall represent, as of the date of their issuance to the sellers of RSPM, fifty percent (50%) of the issued and outstanding equity shares of Ardent. The closing of the transaction is subject to customary closing conditions, including the completion of a thorough geology survey, completion of audited financial statements, acquisition of all necessary government approvals to commence gold mining on the property, completion of due diligence, and the execution of detailed final agreements. After the conclusion of the due diligence period and closing, Ardent expects to obtain financing to conduct further exploration and initiate  installation of mining facilities.  "RSPM is in the process of applying for all environmental permits and gold production licenses in Brazil; we are closely collaborating with the owners, and expect to conclude due diligence with a target closing of the acquisition in late November or early December of this year," explained Riera.

"We are also evaluating other gold properties for Ardent to acquire," noted Mr. Riera.

Mr. Riera received his MBA from Wharton, and has 25 years of Investment banking experience. He was formerly Executive Director and Country Head of Bankers Trust Company - Latin America and was a consultant for McKinsey.  "Ardent," noted Mr. Riera, "is now in the process of assembling a strong team of geologists and mining experts, and attracting highly credentialed individuals to our Board of Directors."

About Ardent Mines Limited:

Ardent is positioning itself to develop mining operations throughout the world.  Ardent is an exploration stage company, and is presently researching and negotiating acquisitions, acquiring financing and assembling staff.

Forward-Looking Statements

This press release contains "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These forward-looking statements are based upon currently available competitive, financial, and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Our actual results may differ materially from those expressed in any forward-looking statements as a result of various factors and uncertainties. Ardent cannot provide assurances that any prospective matters described in the press release will be successfully completed or that Ardent will realize the anticipated benefits of any transactions. Various risk factors that may affect our business, results of operations and financial condition are detailed from time to time in the Current Reports on Form 8-K and other filings made by Ardent with the U.S. Securities & Exchange Commission. Ardent undertakes no obligation to update information contained in this release.

Contact:
Leonardo Riera
Chief Executive Officer
(561) 989-3200

Source: PR Newswire (October 21, 2010 - 9:15 AM EDT)